Exhibit 4.3

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of April 4, 2014, is entered into between Archway Sales, LLC, a Delaware limited liability company, (the “New Subsidiary”), and Bank of America, N.A., as Agent (as defined below), under that certain Credit Agreement, dated as of March 31, 2011, among Nexeo Solutions, LLC, a Delaware limited liability company (the “Company”), each domestic subsidiary of the Company from time to time party thereto, Nexeo Solutions Canada Corp., a British Columbia corporation (the “Canadian Borrower”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1.                                      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a U.S. Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a U.S. Loan Party and a U.S. Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, (c) all of the terms and conditions set forth in the Credit Agreement to the same extent as each of the other U.S. Borrowers as if it had been a party thereto as a U.S. Borrower and does hereby assume each of the obligations imposed upon a U.S. Borrower under the Credit Agreement, and (d) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Agent and the Lenders, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Article X of the Credit Agreement.)

2.                                      If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with the Credit Agreement including, without limitation, a joinder agreement with respect to the Security Agreement.

3.                                      The New Subsidiary hereby agrees that each reference in the Credit Agreement to a “U.S. Loan Guarantor” shall also mean and be a reference to the New Subsidiary.

4.                                      The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.                                      This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.                                      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:

ARCHWAY SALES, LLC

By:	/s/ Ross Crane
Name:	Ross Crane
Title:	Executive Vice President, Chief
Financial Officer and Assistant Treasurer

[Signature Page to Joinder to ABL Credit Agreement]

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Agent
By:	/s/ Robert Mahoney
Name:	Robert Mahoney
Title:	Senior Vice President

[Signature Page to Joinder to ABL Credit Agreement]